Exhibit 23(a)




June 15, 1994




Amdahl Corporation
1250 East Arques Avenue
Sunnyvale, CA  94088-3470


Re:  Amdahl Corporation Registration Statement for Offering of
14,300,000 Shares of Common Stock


Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended, on a Form S-8 registration statement to be filed with the Securities and Exchange Commission on June 16, 1994 (the "Registration Statement"), of 14,300,000 shares of common stock, par value of $0.05 per share, of Amdahl Corporation, which are to be offered and sold under the Amdahl Corporation 1994 Stock Incentive Plan ("Plan"), I advise you that in my opinion when the 14,300,000 shares of such common stock that are issuable pursuant to a Stock Issuance Program or issuable upon exercise of options granted or to be granted under the Plan have been issued and sold in accordance with and as described in the Registration Statement, such shares will be legally issued, fully paid and nonassessable shares of common stock of Amdahl Corporation.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,



G. Gregory Handschuh
General Counsel and
VP Legal Affairs